Exhibit 5.1

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP 1285 Avenue of the Americas New York, NY 10019-6064 +1 212 373 3000	Brussels Hong Kong London Los Angeles San Francisco Tokyo Toronto Washington, DC Wilmington

January 14, 2026

CompoSecure, Inc.
309 Pierce Street
Somerset, NJ 08873

Registration Statement on Form S-3ASR

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3ASR (the “Registration Statement”) of CompoSecure, Inc., a Delaware corporation (the “Company”), which became effective on January 13, 2026, you have asked us to furnish our opinion as to the legality of 161,034,417 shares (the “Shares”) of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”), which are registered under the Registration Statement and which may be offered by certain stockholders of the Company.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.          the Registration Statement;

2.          the base prospectus, dated January 13, 2026 (the “Base Prospectus”); and

3.          the prospectus supplement, dated January 14, 2026 (the “Prospectus Supplement”).

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the Third Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws of the Company, each certified by the Company as in effect on the date of this letter and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below.

We have also relied upon oral and written statements of officers and representatives of the Company as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares of Common Stock have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “Commission”) and to the use of our name under the heading “Legal Matters” contained in the Base Prospectus included in the Registration Statement and in the Prospectus Supplement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP